Exhibit 99.1

SenesTech Announces 2025 Financial Results
Driven by Strong Growth in E-Commerce

SURPRISE, Ariz., March 12, 2026. SenesTech, Inc. (NASDAQ: SNES), a leader in birth control solutions for managing rodent populations, today announced financial results for the fourth quarter and the full year ended December 31, 2025.

2025 Highlights

•Revenue increased by 20% to $2.2 million in 2025 as compared to 2024, driven by strong growth in the Company’s overall e-commerce channels despite the impact associated with the Company’s transition to directly managing Amazon sales of Evolve® Rat and Evolve Mouse. Excluding this transition-related impact, we estimate revenue would have increased by approximately 30%. As the transition becomes fully integrated, direct Amazon management is expected to meaningfully enhance both revenue and operating margins in the future.
•Gross profit margin was 62.5% in 2025, compared to 54.1% in 2024, driven by the higher margin profile of the Evolve product line and manufacturing improvements.
•Net loss for 2025 was $6.4 million compared to $6.2 million in 2024. 2025 included $631,000 in one-time legal expenses and $135,000 in non-cash operating lease expense. Excluding these items, Adjusted Net Loss would have been $5.6 million.
•Adjusted EBITDA loss improved to $5.3 million in 2025, compared to $5.8 million in 2024, reflecting continued revenue growth and improved gross margins partially offset by higher operating investments.
•The balance sheet was strengthened by capital raises completed in 2025, resulting in cash and short-term investments of $8.6 million at the end of 2025. The Company believes this capital will be sufficient to provide operating runway through approximately the second quarter of 2027.

Operational and Strategic Highlights

◦E-commerce Growth: E-commerce revenue increased 88% year-over-year from 2024 to 2025, driven by strong growth on Amazon and the Company’s direct-to-consumer website, notwithstanding the loss of an estimated $200,000 in 2025 revenue as a result of the Company’s transition to directly managing Amazon sales. If the Company had recognized an additional $200,000 in E-Commerce revenue for this transition, E-Commerce revenue growth would have been 130%.
◦Amazon Direct Management: SenesTech has begun directly managing Amazon sales of Evolve Rat and Evolve Mouse, transitioning from third-party management to strengthen product presentation and customer communications, leverage performance data to optimize marketing, and retain a greater portion of e-commerce economics. While the transition created an approximately $200,000 fourth quarter revenue impact, management expects direct control to drive higher revenue and stronger margins once fully integrated.
◦Field Validation: Multi-month Evolve deployments in two urban study areas delivered measurable reductions in rodent activity within five months, including a 79% decline in rat activity at one site and more than a 50% decline at a second site.
◦International Expansion: Evolve secured regulatory approval in New Zealand (with the initial stocking order shipped to exclusive partner Evicom) and expanded international footprint in Belize by adding the Belize Raptor Center as an official distributor.

Exhibit 99.1
◦CEO Transition: SenesTech’s Board has initiated a formal search for a new CEO following Joel Fruendt’s retirement, and appointed Dr. Jamie Bechtel to the newly created role of Interim Executive Chair to support leadership continuity and strategic execution during the transition period.

Commentary

“2025 marked meaningful progress, with continued field validation, revenue growth, improved margins, and a stronger balance sheet,” said Joel Fruendt, President and CEO of SenesTech. “We believe field validation of efficacy becomes a powerful catalyst for expanded acceptance in the market, as reflected in the strong growth of our e-commerce channel, which is now more than 50% of our annual revenue. We are leaning further into the direct-to-consumer and e-commerce opportunities, strengthening our control of the customer experience, improving performance management, and enhancing our ability to capture more value as adoption expands.”

“With a CEO transition plan underway, the Board remains focused on continuity, alignment, and disciplined execution as we support management in scaling the business,” said Dr. Jamie Bechtel, Interim Executive Chair of SenesTech. “With a growing body of validation and a sharpened go-to-market approach, we are focused on executing with discipline, expanding adoption, and building long-term stockholder value.”

Use of Non-GAAP Financial Measure

Adjusted EBITDA and Adjusted Net Loss are non-GAAP measures. However, these measures are not intended to be a substitute for those financial measures reported in accordance with GAAP. These have been included because management believes that, when considered together with the GAAP figures, they provide meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. We use these non-GAAP financial measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. These adjustments may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of the non-GAAP measures to the nearest GAAP measure.

Conference Call Details

Date and Time: Thursday, March 12, 2026, at 5:00 pm ET

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at https://app.webinar.net/g3BpDpdDZ14 or https://senestech.investorroom.com/.

Replay: A webcast replay will be available in the Investor Relations section of the Company’s website at https://senestech.investorroom.com/ for 90 days.

About SenesTech

SenesTech is committed to creating healthier environments by managing animal pest populations through birth control. The company’s groundbreaking products, including Evolve rodent birth control, integrate seamlessly into pest management programs, significantly enhancing their effectiveness while reducing reliance on traditional poisons. SenesTech’s mission is to create cleaner cities, more efficient businesses, and healthier communities with products that are effective and sustainable.

For more information visit https://senestech.com/.

Exhibit 99.1

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, statements regarding the effectiveness and benefits of our products; the potential of direct management of Amazon sales of Evolve products to meaningfully enhance both revenue and operating margins; the Company’s expected operating runway; the potential of field validation of efficacy to expand acceptance in the market; the Company’s plans to lean further into direct-to-consumer and e-commerce opportunities and potential benefits thereof; CEO transition matters; and the impact of Adjusted EBITDA and Adjusted Net Loss metrics.

Forward-looking statements may describe future expectations, plans, results, or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the successful commercialization of our products; market acceptance of our products; our financial performance, including our ability to fund operations; regulatory approval and regulation of our products; challenges transitioning to direct management of Amazon sales of Evolve products or the results of such direct management not being as expected; having to use cash at times and in ways other than as planned; and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:
Investor Relations: Robert Blum, Lytham Partners, LLC, 602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., 928-779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	As of December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$7,575	$1,307
Short-term investments	994	—
Accounts receivable, net	201	335
Inventory	994	794
Prepaid expenses and other current assets	297	377
Total current assets	10,061	2,813
Right to use assets, operating leases	2,336	—
Property and equipment, net	410	407
Other noncurrent assets	36	58
Total assets	$12,843	$3,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$183	$215
Accrued expenses	383	278
Current portion of operating lease liability	139	—
Current portion of notes payable	61	56
Deferred revenue	32	12
Total current liabilities	798	561
Operating lease liability, less current portion	2,332	-
Notes payable, less current portion	145	206
Total liabilities	3,275	767
Stockholders’ equity:
Common stock	5	1
Additional paid-in capital	152,043	138,607
Accumulated deficit	(142,480)	(136,097)
Total stockholders’ equity	9,568	2,511
Total liabilities and stockholders’ equity	$12,843	$3,278

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Revenues, net	$421	$501	$2,221	$1,857
Cost of sales	188	196	833	853
Gross profit	233	305	1,388	1,004
Operating expenses:
Research and development	453	424	1,698	1,712
Selling, general and administrative	1,661	1,138	6,195	5,541
Total operating expenses	2,114	1,562	7,893	7,253
Loss from operations	(1,881)	(1,257)	(6,505)	(6,249)
Other income (expense):
Interest income	82	8	144	56
Interest expense	(5)	(7)	(22)	(22)
Miscellaneous income	—	1	—	31
Other income, net	77	2	122	65
Net loss	$(1,804)	$(1,255)	$(6,383)	$(6,184)
Weighted average shares outstanding — basic and diluted	5,223,015	1,029,592	3,275,983	697,974
Loss per share — basic and diluted	$(0.35)	$(1.22)	$(1.95)	$(8.86)

SenesTech Inc.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Net loss (as reported, GAAP)	$(1,804)	$(1,255)	$(6,383)	$(6,184)
Non-GAAP adjustments:
Interest income, net	(77)	(1)	(122)	(34)
Stock-based compensation expense	36	80	264	326
Depreciation expense	32	41	135	156
Non-cash operating lease expense (benefit)	48	(5)	135	(8)
One-time legal costs	275	—	631	—
Severance costs	-	-	27	13
Gain on sale of assets	-	-	—	(28)
Total non-GAAP adjustments	314	115	1,070	425
Adjusted EBITDA loss (non-GAAP)	$(1,490)	$(1,140)	$(5,313)	$(5,759)

SenesTech Inc.
Reconciliation of Net Loss and Adjusted Net Loss (non-GAAP)
(In thousands)
(Unaudited)

	Years Ended December 31,		Percent Change
	2025	2024
Net loss (as reported, GAAP)	$(6,383)	$(6,184)	3%
Non-GAAP adjustments:
One-time legal costs	631	—
Non-cash operating lease expense (benefit)	135	(8)
Adjusted net loss (non-GAAP)	$(5,617)	$(6,192)	(9)%